UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2018

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

175 Broadhollow Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant's telephone number, including area code)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 29, 2018, the Board of Directors (the "Board") of Verint Systems Inc. ("Verint" or the "Company"), upon the recommendation of the Corporate Governance and Nominating Committee of the Board, appointed Stephen J. Gold to the Board effective August 30, 2018, filling an existing vacancy on the Board. He will serve for an initial term ending at the Company's 2019 Annual Meeting of Stockholders.
Mr. Gold has more than 30 years of management experience serving primarily as Chief Information Officer for both public and private companies, and brings data analytics and cloud experience to Verint. Mr. Gold is currently serving as Chief Technology Officer and Digital Operations Officer for Hudson's Bay Company and previously served as Chief Information Officer of CVS Health Corporation. In addition to his extensive management experience, Mr. Gold currently serves as a director and member of the Governance and the Technology and Operations Committees of World Fuel Service Corporation.
The Board has affirmatively determined that Mr. Gold meets the qualifications of an independent director under NASDAQ Rule 5605(a)(2) and the Company's Corporate Governance Guidelines.
Verint is not aware of any transactions with Mr. Gold that would require disclosure under Item 404(a) of Regulation S-K. As a non-employee director, Mr. Gold will participate in Verint's compensation program for non-employee directors as described under the caption "Director Compensation" in Verint's Proxy Statement filed with the Securities and Exchange Commission on May 9, 2018.
Mr. Gold is expected to become a party to an Indemnification Agreement with Verint on the same basis as Verint's other directors, the terms of which are described in Verint's Annual Report on Form 10-K for the year ended January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	August 30, 2018

		By:	/s/ Peter Fante
			Name:	Peter Fante
			Title:	Chief Administrative Officer